EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Kennedy-Wilson Holdings, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-174742, No. 333-175002, and No. 333-175559) on Form S-3, the registration statement (No. 333-164928) on Form S-8 and the registration statement (No. 333-164926) on Form S-1/A of Kennedy-Wilson Holdings, Inc. (a) of our report dated October 3, 2011, with respect to the historical summaries of gross income and direct operating expenses of 303-333 Hegenberger for the years ended December 31, 2010, 2009 and 2008 and (b) of our report dated October 3, 2011 with respect to the historical summary of gross income and direct operating expenses of 9320 Telstar Avenue for the year ended December 31, 2010, which reports appear in this Form 8-K of Kennedy-Wilson Holdings, Inc. dated October 3, 2011.

/s/ KPMG LLP

Los Angeles, California

October 3, 2011